Exhibit 99.1

         Greenfield Online Announces Second Quarter Financial Results

           Net revenue increased 72% in the second quarter of 2004 over the prior year period to $10.2 million

          Gross profit increased 102% in the second quarter of 2004 over the prior year period to $8.0 million

           Operating income increased 178% in the second quarter of 2004 over the prior year period to $1.9 million

           Net income increased 215% in the second quarter of 2004 over the prior year period to $1.7 million

    WILTON, Conn., Aug. 11 /PRNewswire-FirstCall/ -- Greenfield Online, Inc. (Nasdaq: SRVY), a leading provider of Internet survey solutions to marketing research and consulting companies, today reported financial results for the second quarter ended June 30, 2004.
    Net revenue for the second quarter ended June 30, 2004 was $10.2 million, a 72% increase compared to $5.9 million for the second quarter ended June 30, 2003, or an increase of 19% compared to $8.6 million for the first quarter ended March 31, 2004. Revenue for the six months ended June 30, 2004 was $18.8 million, a 79% increase compared to $10.5 million for the six months ended June 30, 2003.
    Gross profit for the second quarter ended June 30, 2004 was $8.0 million, or 79% of revenue and increased 102% compared to $4.0 million, or 67% of revenue in the same period a year ago. Gross profit for the six months ended June 30, 2004 was $13.9 million, or 74% of revenue and increased 97% compared to $7.1 million, or 67% of revenue in the same period a year ago.
    Operating income for the second quarter ended June 30, 2004 increased 178% to $1.9 million compared to $701,000 in the same period a year ago. Operating income for the six months ended June 30, 2004 increased 297% to $2.4 million compared to $599,000 for the same period a year ago.
    Adjusted EBITDA, a non-GAAP financial measure, for the second quarter ended June 30, 2004 increased 93% to $2.5 million compared to $1.3 million in the same period a year ago. Adjusted EBITDA for the six months ended June 30, 2004 increased 112% to $3.9 million compared to $1.8 million for the same period a year ago. Adjusted EBITDA is reconciled to GAAP operating income in the section entitled "Non-GAAP Financial Measure" below.
    Net income for the second quarter of 2004 increased 215% to $1.7 million compared to $549,000 for the second quarter of 2003, and increased 431% compared to net income of $325,000 in the first quarter of 2004. Net income for the six months ended June 30, 2004 increased 128% to $2.1 million compared to $899,000 in the same period a year ago.
    Dean Wiltse, Greenfield Online's President and Chief Executive Officer, commented, "This was another strong quarter for us driven by increased activity from existing customers and new relationships. There is a secular shift underway as the marketing research industry moves away from offline to online data collection. Our decision to exit the custom marketing research business two years ago and to become a leading provider of Internet survey solutions and proprietary panels to the marketing research industry has worked. We have good momentum in our business and remain optimistic about our future prospects as we enable the global marketing research industry to complete surveys via the Internet."
    Sales bookings in the second quarter, defined as new signed contracts for online survey work, reached $12.4 million, up 86% over the same period a year ago and up 14% from last quarter. Bid volume in the second quarter, defined as the total value of projects requested for bid by clients for new online survey work, during the three months ended June 30, 2004, was $67 million, up 139% over the same period a year ago and up 10% from last quarter. Third-quarter backlog, defined as signed contracts for online survey projects to be completed and delivered to clients during the three months ending September 30, 2004, is approximately $11.0 million today.
    Bob Bies, Greenfield Online's Executive Vice President and Chief Financial Officer, commented, "Our results reflect the significant operating leverage we have achieved in our business. Our operating income for the second quarter increased 178% to $1.9 million from $701,000 for the same period a year ago, and increased 297% for the first six months of 2004 to $2.4 million compared to $599,000 for the same period a year ago. We completed our IPO on July 16, from which Greenfield Online received net proceeds of approximately $36 million after deducting proceeds to selling shareholders, underwriting discounts and commissions, payments to preferred security holders and estimated offering expenses. We now have the financial strength to execute on our growth plan as we work to increase shareholder value."

    Guidance Looking Forward
    The following statements regarding future financial performance are based on current expectations. These statements are forward looking. Actual results may differ materially, especially in the current economic environment. These statements do not reflect the potential impact of mergers, acquisitions or other business combinations that may be completed by the Company after the date of this release.
    Wiltse commented, "As we enter the third quarter of 2004, we expect continued sequential growth in revenue and operating income based on sales bookings and our backlog. For the third quarter of 2004, we expect revenue in the range of $11.7 to $12.0 million compared to $7.0 million in the third quarter of 2003, representing growth of approximately 67% to 71%. We expect operating income for the third quarter of 2004 to be in the range of $2.1 to $2.3 million compared to $480,000 in the third quarter of 2003. We expect adjusted EBITDA for the third quarter of 2004 to be in the range of $2.8 to $3.0 million compared to $1.1 million in the third quarter of 2003. Net income for the third quarter of 2004 is expected to be in the range of $1.0 to $1.2 million compared to $335,000 in the third quarter of 2003. The third quarter of 2004 will include a non-recurring, non-operating write-off of approximately $1.1 million to related-party interest expense of a debt discount on Series C-2 Preferred Stock redeemed at the Company's initial public offering (see guidance below)."
    "For the fiscal year 2004, we expect revenue in the range of $43.0 to $45.0 million, versus $25.9 million for 2003, representing growth of approximately 66% to 74%. We expect operating income for the fiscal year 2004 to be in the range of $6.6 to $7.1 million, versus $1.7 million in 2003. We expect adjusted EBITDA for the fiscal year 2004 to be in the range of $9.5 to $10 million, versus $4.4 million in 2003. Net income for the fiscal year 2004 is expected to be in the range of $5.0 million to $5.6 million (including the aforementioned $1.1 million of Series C-2 Preferred Stock debt discount write-off) versus $1.6 million in 2003. Overall, we believe our Company's focused strategy as a leading provider of Internet survey solutions to marketing research and consulting companies positions us well for continued profitable growth and market share expansion."

    Q3 and Year 2004 Guidance - EPS
    In conjunction with the initial public offering, which was consummated on July 16, 2004, the Company redeemed its Series C-2 Preferred Stock and converted its Series B Preferred Stock into Common Stock.
    The Series C-2 Preferred Stock carried an unamortized discount of approximately $1.1 million as of the date of the IPO, which generally accepted accounting principles require to be recorded to related party interest expense as a one time charge. This charge will be taken in the third quarter of 2004.
    The Series B Preferred Stock carried certain redemption features which under GAAP required the Company to take a deduction below net income in computing fully diluted EPS and net income available for common shareholders. This adjustment amounts to approximately $19.7 million and reflects the difference between the carrying value of the Series B Preferred Stock and the value received by the Series B Preferred shareholders when the Series B Preferred shares were converted to Common Stock at the IPO. This is a non-recurring, non-operating and non-cash EPS adjustment.
    For purposes of reflecting EPS guidance for the third quarter of 2004 and for the full fiscal year 2004 the table below sets forth EPS guidance assuming that the IPO occurred on January 1, 2004 in which 4.0 million new shares of Common Stock were issued for cash and 10.4 million shares of Preferred Stock were converted to Common Stock. In addition, the table sets forth EPS guidance calculated using generally accepted accounting principles:


       (All figures are unaudited and are in thousands except EPS data)

    EPS Guidance Assuming    Actual    Actual   Forecast   Forecast  Forecast
     IPO at 1-01-04         Q-1 2004  Q-2 2004  Q-3 2004   Q-4 2004 Total 2004

    Net Income                $325     $1,727    $2,200     $2,248    $6,500

    EPS - Basic              $0.02      $0.10     $0.13      $0.13     $0.39
    EPS - Fully Diluted      $0.02      $0.10     $0.13      $0.13     $0.38

    Weighted Average Shares
     Outstanding
    Basic                   16,463     16,463    16,644     16,690    16,565
    Fully Diluted           17,455     17,104    17,306     17,351    17,304

    Note: These EPS calculations assumes that the IPO occurred at January 1, 2004.


                             Actual    Actual   Forecast   Forecast  Forecast
    GAAP EPS Guidance       Q-1 2004  Q-2 2004  Q-3 2004   Q-4 2004 Total 2004

    Net Income                $325     $1,727    $2,200     $2,248    $6,500

    Adjustments Related to
     Preferred Securities
     Required by GAAP

    Write-off of Unamortized
     Discount on C-2 Preferred                   (1,100)              (1,100)
    Charge to Common
     Stockholders for Series B
     Preferred Beneficial
     Conversion at IPO                          (19,654)             (19,654)
    Cumulative Dividends on
     Series B Preferred       (168)     (168)       (48)                (384)
    Income Allocable to
     Participating
     Preferred Securities     (131)   (1,302)      (112)              (1,545)

    Net Income Available
     to Common Shareholders    $26      $257   $(18,714)    $2,248  $(16,183)

    EPS Basic                $0.01     $0.13     $(1.12)     $0.13    $(1.73)
    EPS Diluted              $0.01     $0.10         --      $0.13        --

    Weighted Average Shares
     Outstanding
    Basic                    2,054     2,052     16,644     16,690     9,360
    Fully Diluted            3,046     2,693     17,306     17,351    10,099


    Non-GAAP Financial Measure
    We define adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, amortization of deferred stock based compensation and other income (expense), which definition may not be comparable to similarly titled measures reported by other companies. We are presenting adjusted EBITDA because it provides an additional way to view our operations, when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of non-cash depreciation and amortization expenses; (ii) we believe that investors will find it useful in assessing our ability to service or incur indebtedness; (iii) we use adjusted EBITDA internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA has limitations and you should not consider adjusted EBITDA in isolation from or as an alternative to GAAP measures such as net income, cash flows from operating activities and consolidated income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. The following table sets forth the reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net income (loss), our most directly comparable financial measure presented in accordance with GAAP.


                                         Three Months Ended  Six Months Ended
                                             June 30,            June 30,
                                           2004     2003     2004     2003

    Operating Income                     $1,946     $701   $2,380     $599

    Depreciation and Amortization           334      343      638      668
    Stock-based Compensation                269      277      848      553

    Adjusted EBITDA                      $2,549   $1,321   $3,866   $1,820


                                         Midpoint
                                         Guidance   Actual  Midpoint
                                         3 Months  3 Months Guidance  Actual
                                         Sept 30,  Sept 30,   Year     Year
                                           2004     2003      2004     2003

    Operating Income                     $2,200     $480    $6,850   $1,697

    Depreciation and Amortization           400      354     1,488    1,398
    Stock-based Compensation                269      276     1,386    1,282

    Adjusted EBITDA                      $2,869   $1,110    $9,724   $4,377


    Conference call and webcast access information
    The Company has scheduled a conference call to discuss these results for later this afternoon, Wednesday, August 11, 2004 at 5:00 PM EDT. Dean A. Wiltse, CEO, will host the teleconference. Formal remarks will be followed by a question and answer session.
    The dial-in number for the live conference call beginning at 5:00 PM EDT is (973) 935-2048. The password confirmation is 5028922. Please call in at 4:50PM EDT to avoid delays. A live web cast of the conference call will be available on Greenfield Online's website at http://www.greenfield.com through the "Investor Overview" link. This call will contain forward-looking statements and other material information regarding the Company's financial and operating results. In the event that any Non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://www.greenfield.com, through the "Investor Overview" link as soon as practicable after the conclusion of the conference call.
    A replay of the call will be available from 7:00 PM EDT on Wednesday, August 11 through midnight EDT on Wednesday, August 25 by telephone at (973) 341-3080. The password for the replay is 5028922. The webcast of the conference call will be available for 30 days following the call at http://www.greenfield.com, through the "Investor Overview" link.

    About Greenfield Online
    Greenfield Online, headquartered in Wilton, CT, is a leading provider of Internet survey solutions to marketing research and consulting companies. The company has built and actively manages the Greenfield Online panel, a 100% double opt-in Internet-based panel of over 1.7 million households consisting of more than 4.7 million people who participate in surveys. Using its panel, Greenfield supplies its clients with diverse, demographically representative survey research data. For more information visit http://www.Greenfield.com.

     Company Contact:
     Cynthia Brockhoff
     Vice President - Investor Relations
     Greenfield Online
     Ph: (203)-846-5772
     Cbrockhoff@Greenfield.com

     Agency Contact:
     David Pasquale
     The Ruth Group
     Ph: (646)-536-7006
     Dpasquale@theruthgroup.com

    Safe Harbor Statement
    Certain statements in this presentation press release constitute are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance and market share expansion, sales bookings, bid volume, backlog, and Internet penetration of the global market research industry. In some cases, you can identify forward-looking statements by terminology such as, "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", or the negative of these terms or other comparable terminology. The forward-looking statements contained herein are based on the Company's current expectations but they involve a number of risks and, uncertainties and do not reflect the potential impact of mergers, acquisitions or other business combinations that may be completed by the Company after the date of this release. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, risks related to our ability to maintain the size and demographic composition of the Greenfield Online panel, our panelists' responsiveness to our surveys, our reliance of our largest customers, our ability to compete with marketing research firms and other potential competitors, our ability to manage our growth and international expansion, our online business model, demand for our products and services, the strength of our brand and other risks detailed in our filings with the Securities and Exchange Commission available at http://www.sec.gov, including the final Prospectus relating to our initial public offering filed on July 16, 2004. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.


                           GREENFIELD ONLINE, INC.

                         CONSOLIDATED BALANCE SHEETS
                     ($ in thousands, except share data)
                                 (Unaudited)

                                        June 30,          December 31,
                                          2004               2003
                      ASSETS
    Current assets:
     Cash, restricted cash
      and cash equivalents               $2,067              $3,721
     Accounts receivable trade
      (net of allowances of $99 and
      $219 at June 30, 2004 and
       December 31, 2003, respectively)   7,738               4,234
     Prepaid expenses and other
      current assets                      2,564                 498
     Total current assets                12,369               8,453
     Property and equipment, net          3,020               2,420
     Other intangible assets, net           309                 311
     Security deposits                      797                 745
     Total assets                       $16,495             $11,929
        LIABILITIES, TEMPORARY EQUITY
         AND STOCKHOLDERS' DEFICIT
    Current liabilities:
     Accounts payable                    $2,108              $1,563
     Accrued expenses and other
      current liabilities                 4,803               4,579
     Current portion of capital
      lease obligations                   1,080                 874
     Deferred revenue                       463                 394
       Total current liabilities          8,454               7,410
    Long-term debt                        1,000                   -
    Capital lease obligations               369                 705
    Other long-term liabilities              25                  84
    Series C-2 redeemable preferred
     stock (aggregate liquidation
     preference $2,053)                     999                 943
       Total liabilities                 10,847               9,142
    Series B convertible preferred
     stock; par value $0.0001 per share;
     30,211,595 shares authorized,
     issued and outstanding               9,450               9,114
    Commitments and contingencies
    Stockholders' deficit:
     Series A convertible preferred stock;
      par value $0.0001 per share;
      40,874,511 shares authorized;
      40,817,166 and 40,874,511 shares
      issued and outstanding (aggregate
      liquidation preference of $5,953
      as of June 30, 2004
      and December 31, 2003)                  4                   4
     Series C-1 convertible preferred
      stock; par value $0.0001 per share;
      74,627,182 shares authorized,
      issued and outstanding (aggregate
      liquidation preference of $9,127 as
      of June 30, 2004 and
      December 31, 2003)                      7                   7
     Common stock; par value $0.0001
      per share; 13,605,479 shares
      authorized; 2,048,938 and 2,054,485
      shares issued and outstanding at
      June 30, 2004 and December 31, 2003,
      respectively                            -                   -
     Additional paid-in capital          81,951              82,440
     Accumulated deficit                (82,337)            (84,389)
     Unearned stock-based compensation   (3,296)             (4,258)
     Treasury stock, at cost
      Series A preferred stock - 57,345
       and zero shares at June 30, 2004
       and December 31, 2003,
       respectively                         (56)                  -
      Common stock - 5,547 and zero shares
       at June 30, 2004 and December 31,
       2003, respectively                   (75)                  -
     Note receivable from stockholder         -                (131)
      Total stockholders' deficit        (3,802)             (6,327)
      Total liabilities, temporary
       equity and stockholders' deficit $16,495             $11,929


                           GREENFIELD ONLINE, INC.

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                   ($ in thousands, except per share data)
                                 (Unaudited)


                                    Three Months            Six Months
                                       Ended                  Ended
                                      June 30,               June 30,
                                 2004        2003        2004        2003
    Net revenue                $10,229      $5,948     $18,852     $10,539
    Cost of revenue (including
     stock-based compensation
     of $53 and $5, respectively
     for the three months ended
     June 30, 2004 and 2003,
     and $106 and $9,
     respectively for the six
     months ended June 30, 2004
     and 2003 and excluding
     depreciation shown below)   2,180       1,956       4,993       3,487
    Gross profit                 8,049       3,992      13,859       7,052
    Operating expenses:
     Selling, general and
      administrative (including
      stock-based compensation
      of $215 and $272,
      respectively for the three
      months ended June 30, 2004
      and 2003, and $742 and $544,
      respectively for the six
      months ended June 30, 2004
      and 2003)                  5,109       2,478       9,363       4,889
     Panel acquisition expenses    484         399       1,172         747
     Depreciation and amortization 245         268         463         533
     Research and development      265         146         481         284
        Total operating expenses 6,103       3,291      11,479       6,453
    Operating income             1,946         701       2,380         599
    Other income (expense):
     Interest expense, net         (74)       (113)       (130)       (239)
     Related party interest
      income (expense), net        (13)          1         (40)          2
     Other income (expense), net   (11)          -         (16)        600
        Total other income
         (expense)                 (98)       (112)       (186)        363
    Income before income taxes   1,848         589       2,194         962
    Provision for income taxes     121          40         142          63
    Net income                   1,727         549       2,052         899
     Less: Accretion of Series
      C-2 redeemable preferred
      stock dividends                          (31)                    (63)
       Cumulative dividends on
        Series B convertible
        preferred stock           (168)       (168)       (336)       (336)
       Income allocable to
        participating preferred
        securities              (1,302)       (292)     (1,433)       (417)
    Net income available to
     common stockholders          $257         $58        $283         $83

    Net income per share available
     to common stockholders:
     Basic                       $0.13       $0.03       $0.14       $0.04
     Diluted                     $0.10       $0.02       $0.10       $0.04

    Weighted average shares
     outstanding:
     Basic                       2,052       2,054       2,053       2,054
     Diluted                     2,693       2,339       2,707       2,281

SOURCE  Greenfield Online, Inc.
    -0-                             08/11/2004
    /CONTACT: Cynthia Brockhoff, Vice President - Investor Relations of Greenfield Online, +1-203-846-5772, Cbrockhoff@Greenfield.com; or David Pasquale of The Ruth Group, +1-646-536-7006, Dpasquale@theruthgroup.com, for Greenfield Online/
    /Web site:  http://www.greenfield.com /
    (SRVY)

CO:  Greenfield Online, Inc.
ST:  Connecticut
IN:  CPR ITE MLM
SU:  ERN CCA